Certified Public Accountants	Rothstein, Kass & Company, P.C. 4 Becker Farm Road Roseland, NJ 07068 tel 973.994.6666 fax 973.994.0337 www.rkco.com	Beverly Hills Dallas Denver Grand Cayman New York Roseland San Franciso Walnut Creek

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report for the 10K/A dated March 23, 2006, except for notes 1, 2, 5 and 6, which are dated August 1, 2006 and our report for the 8K/A dated July 7, 2005 except for notes 1 and 2 which are dated November 3, 2006, relating to the financial statements of Services Acquisition Corp. International, and to the reference to our Firm under the caption ‘‘Experts’’ in the Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
December 1, 2006